Exhibit 99.1

BTU International Board Appoints Bertrand Loy as New Director

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--June 9, 2010--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment to the alternative energy and electronics manufacturing markets, today announced the appointment of Bertrand Loy as a new member of the Board of Directors, effective immediately.

“We welcome Bertrand to our Board of Directors as he brings a wealth of experience and perspective to our vision of the future,” said Paul van der Wansem, BTU chairman and chief executive officer. “Bertrand’s extensive international experience, especially as it pertains to operating a global capital equipment company in the semiconductor industry, is well suited to contribute to our strategic growth.”

Currently, Loy is executive vice president and chief operating officer of Entegris, Inc. Earlier, he was Entegris’ chief administrative officer from August 2005 to July 2008. He served as the chief financial officer of Mykrolis from January 2001 until the 2005 merger with Entegris. From 1995 to 2000 Loy served in a variety of executive roles at Millipore (Mykrolis). From 1989 until 1995, Loy served Sandoz Pharmaceuticals (now Novartis) in a variety of financial, audit and controller positions.

Loy has extensive international experience in Europe, Asia-Pacific and Central America and holds a master’s degree in business administration from ESSEC, France.

About BTU International

BTU International is a market-leading, global supplier of advanced thermal processing equipment to the alternative energy and electronics assembly markets. BTU’s equipment and expertise are used in the manufacturing of solar cells and nuclear fuel as well as the production of printed circuit board assemblies and semiconductor packaging. BTU has design and manufacturing operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service worldwide. Information about BTU International is available at www.btu.com.

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CONTACT:
Company Contact:
BTU International, Inc.
Peter Tallian, 978-667-4111
Chief Financial Officer
or
Agency Contact:
For BTU International, Inc.
Bill Monigle, 941-497-1622
IR Counsel